Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF FISCAL YEAR 2021
13% Year-to-Date Revenue Growth and New Program Wins;
Expecting Continued Growth in the Third Quarter
Spokane Valley, WA— January 26, 2021 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended December 26, 2020.

For the second quarter of fiscal year 2021, Key Tronic reported total revenue of $128.3 million, up 10% from $116.7 million in the same period of fiscal year 2020. For the first six months of fiscal year 2021, total revenue was $251.5 million, up 13% from $222.0 million in the same period of fiscal year 2020.
The revenue increase during the second quarter of fiscal year 2021 was due to the successful ramp of new customer programs and increased demand from existing customers. At the same time, the Company’s revenue continued to be constrained by government imposed shutdowns and labor shortages at its facilities in Juarez due to the COVID-19 pandemic and associated public health measures.
For the second quarter of fiscal year 2021, net income was $1.6 million or $0.14 per share, up from $0.8 million or $0.08 per share for the same period of fiscal year 2020. For the first six months of fiscal year 2021, net income was $3.3 million or $0.30 per share, up from $2.4 million or $0.22 per share for the same period of fiscal year 2020.
During the second quarter of fiscal year 2021, the Company incurred additional costs caused by the COVID-19 crisis totaling approximately $1.8 million or $0.13 per share. Despite the pandemic’s adverse impact on revenue and expenses, the Company’s margins improved in the second quarter of fiscal year 2021 due to increased revenue. Gross margin was 8.3% and operating margin was 2.1%, up from a gross margin of 7.0% and an operating margin of 1.3%, in the same period of fiscal year 2020.
“We’re pleased with the successful ramp of new programs and our strong revenue growth in the second quarter of fiscal 2021, despite the continued headwinds from COVID-19,” said Craig Gates, President and Chief Executive Officer. “During the second quarter of fiscal 2021, we continued to see the favorable trend of contract manufacturing returning to North America and won new programs involving security and home automation and industrial products.”
“Moving into the third quarter of fiscal 2021, we expect continued revenue and earnings growth. Nevertheless, the COVID-19 crisis continues to present macroeconomic uncertainty and multiple business challenges, including industry-wide electronic component shortages, workforce disruptions and higher labor costs. As we endeavor to mitigate these issues and continue to invest in new capacity to prepare for long-term growth, we remain committed to protecting the health of all of our employees.”
The financial data presented for the second quarter of fiscal year 2021 should be considered preliminary and could be subject to change, as the Company’s independent auditor has not completed their review.

Business Outlook
For the third quarter of fiscal year 2021, Key Tronic expects to report revenue of approximately $130 million to $140 million, and earnings of approximately $0.20 to $0.25 per diluted share. These expected results assume an effective tax rate of 25% in the coming quarter. Key Tronic is working closely with its customers, key suppliers and employees to minimize the impact of the continued global pandemic. While the Company’s facilities in the US, Mexico, China and Vietnam are currently operating and rigorously following current health guidelines, uncertainty as to the possibility of future temporary closures, customer demand and costs, and future supply chain disruptions during the rapidly changing COVID-19 environment could significantly impact operations in coming periods. Due to the heightened risks associated with the above, we may issue updated guidance during the upcoming quarter.
Conference Call
Key Tronic will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) today. A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-437-2398 or +1-323-289-6576 (Access Code: 2393766). A replay will be available by calling 888-203-1112 or +1-719-457-0820 (Access Code: 2393766).
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such word as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue and earnings during periods of fiscal year 2021, risks of manufacturing supply chain and operational disruptions and relating to the health of employees due to COVID-19 health pandemic, demand for certain products and the effectiveness of some of our programs, effects of recent tax reform and tariff measures and trade tensions, business from new customers and programs, improvement of supply chain delivery and impacts from legal proceedings and operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the future of the global economic environment and its impact on our customers and suppliers, particularly during the COVID-19 health crisis; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks including those related to COVID-19 response; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019
Net sales	$128,262	$116,722	$251,469	$222,007
Cost of sales	117,640	108,600	230,832	204,612
Gross profit	10,622	8,122	20,637	17,395
Research, development and engineering expenses	2,392	1,720	4,637	3,380
Selling, general and administrative expenses	5,510	4,904	10,484	9,978
Total operating expenses	7,902	6,624	15,121	13,358
Operating income	2,720	1,498	5,516	4,037
Interest expense, net	848	524	1,529	1,234
Income before income taxes	1,872	974	3,987	2,803
Income tax provision	292	150	688	427
Net income	$1,580	$824	$3,299	$2,376
Net income per share — Basic	$0.15	$0.08	$0.31	$0.22
Weighted average shares outstanding — Basic	10,760	10,760	10,760	10,760
Net income per share — Diluted	$0.14	$0.08	$0.30	$0.22
Weighted average shares outstanding — Diluted	11,385	10,877	11,040	10,811

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 26, 2020	June 27, 2020
ASSETS
Current assets:
Cash and cash equivalents	$5,007	$553
Trade receivables, net of allowance for doubtful accounts of $587 and $609	100,105	86,123
Contract assets	22,635	23,753
Inventories, net	119,439	115,020
Other	19,961	17,315
Total current assets	267,147	242,764
Property, plant and equipment, net	35,490	31,764
Operating lease right-of-use assets, net	15,184	17,568
Other assets:
Deferred income tax asset	8,656	10,178
Other	1,557	2,587
Total other assets	10,213	12,765
Total assets	$328,034	$304,861
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69,937	$80,204
Accrued compensation and vacation	9,040	10,428
Current portion of debt, net	1,706	7,508
Other	12,576	14,079
Total current liabilities	93,259	112,219
Long-term liabilities:
Term loans	8,997	3,258
Revolving loan	89,357	60,094
Operating lease liabilities	11,003	12,624
Deferred income tax liability	207	234
Other long-term obligations	2,047	875
Total long-term liabilities	111,611	77,085
Total liabilities	204,870	189,304
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,760 and 10,760 shares, respectively	47,060	46,946
Retained earnings	73,410	70,111
Accumulated other comprehensive income (loss)	2,694	(1,500)
Total shareholders’ equity	123,164	115,557
Total liabilities and shareholders’ equity	$328,034	$304,861
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